Exhibit 99.1

COST PLUS, INC. ANNOUNCES THIRD QUARTER SALES INCREASE OF 12.0%,

WITH A 0.5% COMPARABLE STORE SALES INCREASE

Oakland, CA – November 4, 2004 — Cost Plus, Inc. (Nasdaq:CPWM) announced today that total sales for the third quarter ended October 30, 2004 were $190.4 million, a 12.0% increase from $170.0 million for the third quarter of last year. Same store sales for the third quarter of fiscal 2004 increased 0.5% on top of a 1.2% increase for the third quarter of fiscal 2003.

As indicated in its October press release, the Company believes that a temporary reduction in the inventory levels of certain consumable product categories from mid September to late October reduced sales by approximately $3 million for the quarter, and the severe weather in the Southeastern United States reduced total sales by another $1 million.

The Company also indicated, that based upon its stronger sales performance during the final weeks of the quarter, it is increasing its EPS guidance for the quarter to approximately $0.01 to $0.02 per diluted share compared to most recent guidance of $0.00 per diluted share.

The Company will provide detailed fourth quarter guidance when it reports third quarter results on November 19, 2004.

Murray Dashe, Chairman, President and CEO stated, “Although we continued to experience inconsistent traffic patterns in our stores, we are gratified by customer response to advertising and promotional efforts designed to stimulate sales during the last two weeks of the period. We noticed particular strength in the furniture, beverage, floor coverings, basket and bedding departments. Also, the inventory levels in consumable categories have improved and sales in the effected categories are showing better trends.”

The Company opened nine new stores in the third quarter, as planned. As of October 30, 2004, the Company operated 229 stores in 28 states compared to 195 stores in 24 states as of November 1, 2003.

The Company’s third quarter earnings conference call will be Friday, November 19, 2004 at 8:00 a.m. P.S.T. It will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 537-1950 or (212) 231-6029. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21211573, from 10:00 a.m. P.S.T. Friday to 10:00 a.m. P.S.T. on Monday, November 22. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

The above statement relating to anticipated third quarter earnings is a “forward-looking statement” that is based on current expectations and is subject to various risks and uncertainties that could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to, adjustments and entries made in the process of closing the Company’s books and reconciling its accounting records. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:	Murray Dashe
(510) 893-7300
or
John Luttrell
(510) 808-9119

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